Exhibit 11

Micron Electronics, Inc.
Computation of Per Share Earnings (Loss)
(Amounts in thousands, except per share amounts)
(Unaudited)

                                   For the quarter ended     For the six months ended
                                  February 29,    March 2,   February 29,     March 2,
                                          1996        1995           1996         1995
--------------------------------------------------------------------------------------
Primary

Weighted average shares outstanding     91,507      83,962         91,424       83,943
Net effect of dilutive stock options         -           1            947            5
                                      --------     -------        -------      -------
Total                                   91,507      83,963         92,371       83,948
                                      ========     =======        ========     =======

Net income (loss)                     $(12,556)    $16,918         $4,059      $28,524
                                      ========     =======        ========     =======

Per share amount                        $(0.14)      $0.20          $0.04        $0.34


Fully Diluted

Weighted average shares outstanding     91,507      83,962         91,424       83,943
Net effect of dilutive stock options         -           1            940            5
                                      --------     -------        -------      -------
Total                                   91,507      83,963         92,364       83,948
                                      ========     =======        ========     =======

Net income (loss)                     $(12,556)    $16,918         $4,059      $28,524
                                      ========     =======        ========     =======

Per share amount                        $(0.14)      $0.20          $0.04        $0.34